BODDIE-NOELL PROPERTIES, INC.
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EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
SIX MONTHS ENDED JUNE 30, 1996

                                                                        Price      # SHARES          Total Amt.

Common shares outstanding:
   January 1 - June 30                                                               3,016,740
                                                                                 ==============
   Weighted average                                                                  3,016,740
                                                                                 ==============
Common stock equivalents:
   Options granted October 17, 1994,
      as repriced January, 1996                                       $    12.50       160,000
                                                                                 ==============
Other potentially dilutive securities:                                               none
                                                                                 ==============

Assumed exercise of options @ January 1                                    12.50       160,000       $ 2,000,000
Assumed purchase of treasury stock  w/proceeds
Average price of stock (per AMEX reports)
   January                                                                 12.59
   February                                                                12.95
   March                                                                   13.05
   April                                                                   12.44
   May                                                                     12.48
   June                                                                    12.71
      Overall average                                                      12.70      (157,439)       (2,000,000)
                                                                                 --------------   ================
Assumed increase(decrease) in # shares/equity                                        $   2,561       $         -
                                                                                                  ================
Weighted average # shares outstanding                                                3,016,740
Assumed # shares for calculation of
                                                                                 ==============
   earnings per common and common equivalent share                                   3,019,301
                                                                                 ==============

Net income,  six months ended June 30, 1996                                                          $   814,512
                                                                                                  ================
Earnings per share, weighted average common shares outstanding                                       $    0.2700
                                                                                                  ================
Earnings per common and common equivalent share                                                      $    0.2698
                                                                                                  ================
   Dilution percentage                                                                   0.08% *
                                                                                 ==============

*Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required. Primary earnings per share is presented based on weighted average number of common shares outstanding.